Exhibit 99.1

Contacts:
Big 5 Sporting Goods Corporation
Charles Kirk
Sr. Vice President and Chief Financial Officer
(310) 536-0611

John Mills
Integrated Corporate Relations, Inc.
(310) 395-0259

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2004 THIRD QUARTER RESULTS

•	Third Quarter 2004 Diluted EPS Increases 23% to $0.37 from $0.30 in 3Q 2003

•	Same Store Sales Increase of 3.6% Excluding Effect of Implementation of Sales Return Allowance (2.6% calculated in accordance with GAAP)

•	35th Consecutive Quarter of Same Store Sales Growth

•	Raises Full Year EPS Guidance Range

•	Declares First-Ever Quarterly Cash Dividend

•	Announces Planned Redemption of All Outstanding Senior Notes

•	Announces Opening of 300th Store

•	Conference Call Scheduled For Today at 2:00 p.m. (Pacific); Simultaneous Webcast at www.big5sportinggoods.com

El Segundo, CA – October 27, 2004 – Big 5 Sporting Goods Corporation (Nasdaq: BGFV), a leading sporting goods retailer, today reported financial results for the fiscal 2004 third quarter and nine months ended September 26, 2004.

For the 2004 third quarter, net sales increased 6.8% to $195.8 million from $183.3 million in the third quarter of fiscal 2003. Same store sales calculated in accordance with generally accepted accounting principles (“GAAP”) increased 2.6% versus the same quarter last year, representing the company’s 35th consecutive quarter of same store sales growth over comparable prior periods. Excluding the effect of the implementation of a sales return allowance discussed below, same store sales increased 3.6% versus the same quarter last year. Management uses this measure to analyze the company’s performance without regard to the effect of the implementation of the sales return allowance and believes this presentation will provide investors with additional insight into the company’s operating results and a more consistent basis for comparing the company’s current operating results with those of prior periods. Net income increased to $8.4 million, or $0.37 per diluted share, for the 2004 third quarter, compared to net income of $6.7 million, or $0.30 per diluted share, in the same period last year.

For the nine-month period ended September 26, 2004, net sales increased 8.4% to $561.3 million from $517.9 million in the same period last year and same store sales calculated in accordance with GAAP increased 3.9% versus the same nine months of 2003. Excluding the effect of the implementation of a sales return allowance discussed below, same store sales increased 4.2% versus the same period last year. Management uses this measure to analyze the company’s performance without regard to the effect of the implementation of the sales return allowance and believes this presentation will provide investors with additional insight into the company’s operating results and a more consistent basis for comparing the company’s current operating results with those of prior periods. Net income

Big 5 Sporting Goods

increased to $22.7 million, or $0.99 per diluted share, for the first nine months of fiscal 2004, compared to net income of $16.4 million, or $0.72 per diluted share, in the same period last year. Results for the first nine months of fiscal 2004 include a second quarter charge of $0.5 million, or $0.02 per diluted share, net of taxes, associated with the redemption of $15.0 million principal amount of the company’s 10.875% senior notes, and results for the same period in fiscal 2003 include a similar debt redemption charge of $0.9 million, or $0.04 per diluted share, net of taxes.

“We are pleased to announce very positive third quarter earnings results which exceeded both our range of guidance and analyst estimates,” said Steven G. Miller, Big 5’s Chairman, President and Chief Executive Officer. “We achieved our 35th consecutive quarterly increase in same store sales, and once again we produced comp store gains across each of our five geographic regions and for each of our three major merchandise categories – footwear, apparel and hard goods. We believe that we are well positioned to continue this momentum through the remainder of 2004 and beyond.

“We are also excited to announce the opening today of our 300th store, located in San Diego, California. Our achievement of this milestone is a credit to the strength and dedication of the entire Big 5 team.”

Initiation of Quarterly Cash Dividend

The company also announced that its Board of Directors has voted to initiate a cash dividend, at an annual rate of $0.28 per share of outstanding common stock. The first quarterly payment, of $0.07 per share, will be paid on December 15, 2004, to stockholders of record as of December 1, 2004.

“Our consistently strong operating results and disciplined debt management strategy have positioned us not only to continue to grow, but also to deliver excess cash from operations to our stockholders,” said Steven G. Miller. “While we plan to use cash flow from operations to expand our store base in the same manner as we have in the past and to continue to pay down our debt, we are pleased to further enhance stockholder value with this dividend.”

Planned Redemption of Senior Notes

The company also announced that its wholly owned subsidiary, Big 5 Corp., is pursuing an enhancement of its current revolving debt facility that will allow it to repurchase the remaining $33.1 million principal amount outstanding of its 10.875% senior notes. The senior notes were issued in November 1997 and originally totaled $131 million. As part of this redemption plan, Big 5 Corp. has provided notice of its intention to redeem $10.0 million aggregate principal amount of the senior notes on November 30, 2004 using funds available under the company’s revolving credit facility.

Big 5 expects to complete the redemption in the fourth quarter, and, based on current interest rates, estimates that the redemption will result in annualized interest expense savings of approximately $1.4 million, or $0.05 per diluted share.

The senior notes will be redeemed at 101.825% of their face value and taking into account the write-off of unamortized financing fees and original issue discount, the company will recognize a resulting after-tax charge of approximately $650,000, or $0.03 per diluted share, in the 2004 fiscal fourth quarter.

Big 5 Sporting Goods

Sales Returns Allowance

During the fiscal 2004 third quarter, Big 5 changed its accounting for sales returns by establishing an allowance for estimated sales returns. This resulted in a cumulative adjustment in the third quarter to establish the allowance, which will be adjusted based on the company’s estimated sales returns at the end of each quarter going forward. The cumulative effect of this accounting change resulted in a reduction of approximately $1.9 million in net sales, $0.7 million in gross profit, and $0.4 million in net income, or $0.02 per diluted share, for the third quarter and nine months. In prior periods, the company’s net sales were reported net of actual sales returns. The difference between recording actual sales returns and establishing an allowance for sales returns is not material to the company’s prior period financial statements.

Store Openings

Big 5 opened three new stores during the 2004 third quarter and two additional stores subsequent to the end of the quarter, bringing its current total store count to 300. Big 5 plans to complete its fiscal 2004 store openings with the addition of nine more stores before year-end, resulting in a year-end store count of 309 stores.

EPS Guidance

Big 5 expects to realize same store sales growth in the low single-digit range for the fourth fiscal quarter of 2004, resulting in earnings per diluted share in the range of $0.57 to $0.61. For the 2004 fiscal year, the company expects to realize same store sales growth in the low to mid-single-digit range and expects earnings to be in the range of $1.58 to $1.62 per diluted share, up from previous guidance of $1.55 to $1.61 per diluted share. The full year estimate of earnings per diluted share excludes the $0.02 per diluted share charge recorded in the second quarter associated with the redemption of $15.0 million principal amount of the company’s 10.875% senior notes, as well as an anticipated $0.03 per diluted share charge to be recorded in the fourth quarter associated with the anticipated redemption of the remaining $33.1 million principal amount of the company’s 10.875% senior notes in the fourth quarter. Management uses this measure to evaluate the company’s operating performance without regard to certain financial effects of its partial senior note redemptions and believes this presentation will provide investors with additional insight into the company’s operating results. Calculated in accordance with GAAP, the full year earnings estimate is in the range of $1.53 to $1.57 per diluted share. Fiscal 2004 will include 53 weeks for accounting purposes, with the extra week being included in the company’s fourth quarter results. This additional week should add approximately 1.75% to fiscal 2004 sales versus fiscal 2003, but should not have a material impact on earnings results for the fourth quarter or fiscal year.

Conference Call Information

Big 5 will host a conference call and audio webcast today at 2:00 p.m. (Pacific) to discuss financial results for the quarter ended September 26, 2004. The webcast will be available at www.big5sportinggoods.com and archived for 30 days.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 300 stores in 10 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and in-line skating.

Big 5 Sporting Goods

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Big 5’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in costs of goods sold, changes in interest rates and economic conditions in general. Those and other risks are more fully described in Big 5’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K filed on March 12, 2004. Big 5 disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except earnings per share date)

	As Reported
	13 Weeks Ended
	September 26,	September 28,
	2004	2003
Net sales	$195,818	$183,275
Cost of goods sold, buying and occupancy	125,406	118,065

Gross profit	70,412	65,210

Selling and administrative	52,017	48,348
Depreciation and amortization	2,865	2,585

Operating income	15,530	14,277
Interest expense, net	1,628	2,848

Income before income taxes	13,902	11,429
Income tax	5,551	4,685

Net income	$8,351	$6,744

Earnings per share:
Basic	$0.37	$0.30

Diluted	$0.37	$0.30

Shares used to calculate earnings per share:
Basic	22,670	22,664
Diluted	22,781	22,781

BIG 5 SPORTING GOODS
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except earnings per share date)

	As Reported
	39 Weeks Ended
	September 26,	September 28,
	2004	2003
Net sales	$561,310	$517,917
Cost of goods sold, buying and occupancy	357,579	332,260

Gross profit	203,731	185,657

Selling and administrative	151,632	139,991
Depreciation and amortization	8,366	7,628

Operating income	43,733	38,038
Premium and unamortized financing fees related to redemption of debt	792	1,483
Interest expense, net	5,203	8,744

Income before income taxes	37,738	27,811
Income tax	15,085	11,402

Net income	$22,653	$16,409

Earnings per share:
Basic	$1.00	$0.72

Diluted	$0.99	$0.72

Shares used to calculate earnings per share:
Basic	22,667	22,646
Diluted	22,788	22,720

BIG 5 SPORTING GOODS
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

	September 26,	December 28,
	2004	2003
Assets
Current assets
Cash	$6,402	$9,030
Merchandise inventory	191,332	179,555
Other current assets	9,472	16,539

Total current assets	207,206	205,124

Property and equipment, net	47,444	46,952
Other long-term assets	18,128	19,949

Total assets	$272,778	$272,025

Liabilities and Stockholders’ Equity
Accounts payables	$55,374	$76,004
Other current liabilities	47,489	54,717
Deferred rent	11,577	11,654
Long-term debt	105,646	99,686

Total liabilities	220,086	242,061

Net stockholders’ equity	52,692	29,964

Total liabilities and stockholders’ equity	$272,778	$272,025